SHARE PURCHASE AGREEMENT

           THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made as of July 18, 2002, by and among OUTOKUMPU COPPER PRODUCTS OY, a Finnish company (“Buyer”) and LGL Holland B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its official seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Watergoorweg 87, 3861MA Nijkerk, the ,The Netherlands and registered with the Commercial Register under number 32069974 (“Seller”) and LGL EUROPE HOLDING CO. (the “Guarantor”).

RECITALS

           Seller desires to sell, and Buyer desires to purchase, shares in OUTOKUMPU HEATCRAFT B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to be incorporated by Seller under the laws of The Netherlands and having its official seat (statutaire zetel) in Amsterdam, (the “Company”) as hereinafter provided, for the consideration and on the terms and conditions set forth in this Agreement. Seller is a wholly-owned subsidiary of the Guarantor.

AGREEMENT

           Buyer, Seller and the Guarantor, intending to be legally bound, agree as follows:

1.     DEFINITIONS.

           For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                             “Acquired Companies” -- the Company and the Heat Transfer Subsidiaries, collectively.

                             “Applicable Contract” -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

                             “Balance Sheet” -- as defined in Section 3.4.

                             “Balance Sheet Net Assets” -- the combined net assets ((i) total assets minus (ii) total liabilities other than Indebtedness) of the Acquired Companies shown on the Base Balance Sheet calculated in accordance with GAAP.

                             “Base Balance Sheet” -- means the unaudited balance sheet for the Acquired Companies attached hereto as Schedule 1-A .

                             “Base Business Plan” -- means the initial base business plan of the Company set forth as Attachment A to the Shareholders Agreement.

                             “Best Efforts” -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result with due consideration for timing where appropriate; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

                             “Breach” -- a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

                             “Business” -- consists of:

(a)	Subject to clause (b) and (c) below, Seller’s heat transfer business in Europe, which includes its heat transfer division operations located in Cremieu, France, Torreglia, Italy and Prague, Czech Republic. The Business includes all plant, property, equipment and working capital presently used or useable in the designated facilities; those licenses (including all licenses relating to the software used in the Business), patent rights, trademarks and trade names used in the Business (including Heatcraft), know-how, and other commercial or proprietary information associated and/or necessary to conduct the Business as presently conducted and foreseen, including all agreements with trade representatives, agents, distributors engaged in marketing activities related to the Business, with products currently manufactured by the Business; and the real estate (including all rights to leaseholds) wherein the Business conducts its manufacturing, distribution or administrative functions in the designated facilities (collectively “Assets”);

(b)	With respect to Asia Pacific, (A) the Assets include certain idle manufacturing equipment located at Lennox International, Inc.‘s Australian facility set forth in Schedule A which shall be provided by Lennox on or before Closing (and thereby attached to this Agreement) which equipment shall have an aggregate book value of at least $ 100,000 and which will be moved to China (the “Kirby Equipment”) and (B) with respect to the Singapore and Shanghai offices, the Company will have the right to hire those employees of those offices who have been primarily involved in the heat transfer business. In connection with subpoint (A) above, the parties further agree that if additional idle equipment is identified after Closing, such additional equipment shall be deemed to form part of the Kirby Equipment up to the aggregate book value of $100,000 and Seller undertakes at its own cost to assign and transfer them

3[sic]

to the Company free of charge without encumbrances (as is, where is). So far as any additional idle equipment are identified in excess of the above referred additional $100,000 book value, the Company shall have the option, but not the obligation, to acquire such idle equipment from the Seller at book value.

(c)	“Business” does not include (i) the heat transfer operations of Seller which are integrated into Seller’s other businesses, including its HVAC/R operations in Europe, Australia/New Zealand and the United States or (ii) Seller’s interest in Frigus-Bohn S.A. de C.V or, for clarification purposes, Sellers’s interest in its joint venture company in Brazil, Heatcraft do Brasil Ltda.

                             “Business Day” -- means a day (other than a Saturday or Sunday) on which banks in both New York, New York (USA) and Helsinki, Finland are open for general business.

                             “Buyer” -- as defined in the first paragraph of this Agreement.

                             “Buyer’s Accountants” -- PricewaterhouseCoopers LLP.

                             “Closing” -- as defined in Section 2.3.

                             “Closing Date” -- the date and time as of which the Closing actually takes place.

                             “Closing Date Net Assets” -- the combined net assets (total assets minus (ii) total liabilities other than any Indebtedness) of the Acquired Companies as of the Closing Date calculated in accordance with GAAP.

                             “Company” -- as defined in the Recitals of this Agreement.

                             “Company’s Articles of Association” -- the Articles of Association of the Company, the form of which is attached to the Shareholders Agreement as .

                             “Competition Law” -- Any Legal Requirement intended to prohibit or regulate mergers, restraints of trade or monopolization of trade, including the HSR Act and Council Regulation (EEC) No. 4064/89 or similar laws within Finland or other applicable jurisdictions including France, Italy and the Czech Republic.

                             “Consent” -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                             “Contemplated Transactions” -- all of the transactions contemplated by this Agreement, including:

(a)      the sale of the Shares by Seller to Buyer;

[sic](d)                 the JV Transactions;

(e)                          the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(f)                          The Company’s exercise of 100% control over the Heat Transfer Subsidiaries including the transactions provided for in Section 6.1.

                             “Contract” -- any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

                             “Damages” -- as defined in Section 10.1.

                             “Deed of Transfer”--the notarial deed of transfer attached hereto as Schedule 1-D.

                             “Dutch Notary”--a Dutch notary to be mutually appointed by the parties prior to Closing.

                             “Effective Time” - 11:59:59 p.m. on the Closing Date.

                             “Encumbrance” -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership other than pursuant to the Company's Articles of Association.

                             “Environment” -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

                             “Environmental, Health and Safety Liabilities” -- any cost, damages, expense, liability, obligation or other responsibility arising from the requirements for compliance with or arising from the violation of any applicable Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                            (a)      any actions required to be taken to comply with applicable law or regulation relating to environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

                            (b)       fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses resulting from any requirements under Environmental Law or Occupational Safety and Health Law;

                              (c)      financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) with authority to require such Cleanup; or

                              (d)      any other compliance, corrective, investigative or remedial measures required under the applicable Environmental Law or Occupational Safety and Health Law.

                              “Environmental Law” -- any Legal Requirement that requires:

(a)	advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)	reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(d)	assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)	protecting resources, species or ecological amenities;

(f)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                              “Facilities” -- any real property, leaseholds or other interests currently or formerly owned or operated by Seller or any Related Person thereof and any buildings, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by Seller or any Related Person thereof for which Buyer or any of the Acquired Companies could have any legal liability under Environmental Law.

                              “GAAP” -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

                              “Governmental Authorization” -- any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                              “Governmental Body” -- any:

(a)	nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                              “Guarantor”-- as defined in the first paragraph of this Agreement.

                              “Hazardous Activity” -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property or the Environment on or off the Facilities.

                              “Hazardous Materials” -- any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

                              “Heat Transfer Existing Subsidiaries” - the direct and indirect, wholly or partially owned, subsidiaries of Seller in existence as of December 31, 2001 and through which the Business has been operated.

                              “Heat Transfer Subsidiaries” - the Persons formed or to be formed that, in addition to the Company, are listed on Schedule 3.1(a).

                              “Indebtedness” -- without duplication with respect to any Person, (a) all indebtedness of such Person for borrowed money (including all accrued interest and accumulated amortization), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables created in the Ordinary Course of Business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, that have been in accordance with GAAP, recorded as indebtedness, and (f) Indebtedness of others referred to in clauses (a) through (e) above guaranteed in any manner by such Person, or in effect guaranteed by such Person under or pursuant to one or more Contracts.

                              “Independent Accountants” - Ernst & Young, LLP

                              “Intellectual Property Assets” -- as defined in Section 3.22.

                              “Interim Closing Period” -- the period beginning as of the Effective Time and continuing through and ending on the Closing Date.

                              “JV Closings” -- the completion and consummation of the JV Transactions as provided for in the Shareholders Agreement.

                              “JV Transactions” -- the Contracts and actions provided for, and as defined, in the Shareholders Agreement and Joint Venture and Member's Agreement with respect to USJVCO.

                              “Key Executives” -- the individuals listed on Schedule 1-B.

                              “Knowledge” -- an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)	such individual is actually aware of such fact or other matter; or

(b)	a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or partner of such Person or any subsidiary thereof (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Notwithstanding the foregoing, “Knowledge” of Seller means the knowledge of the officers and directors of Seller, the Acquired Companies and the Heat Transfer Existing Subsidiaries; the management team members of Seller in Dallas, Texas listed on

Schedule 1-C and of Heatcraft Inc. in Grenada, Mississippi and Livernois Engineering Inc. in Dearborn Michigan listed on Schedule 1-D; and the management team members for Seller’s heat transfer operations in Europe, and the directors of such subsidiaries, listed on Schedule 1-E.

                              “Legal Requirement” -- any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty applicable to any of the Acquired Companies.

                              “Net Assets Adjustment” -- the amount by which (a) the Closing Date Net Assets are greater (the "Positive Net Assets Adjustment") or less (the "Negative Net Assets Adjustment") than (b) the Balance Sheet Net Assets.

                              “Occupational Safety and Health Law” -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

                              “Order” -- any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

                              “Ordinary Course of Business” -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

                              “Organizational Documents” -- (a) the articles or certificate or deed of incorporation, shareholders register and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the certificate or deed of formation and limited liability company agreement, articles of association, memorandum of association or operating agreement and shareholders register of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any amendment to or restatement of any of the foregoing.

                              “Permitted Indebtedness” - any Indebtedness of the Acquired Companies incurred after the Effective Time which has been approved in writing by Buyer.

                              “Person” -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

                              “Plan” -- as defined in Section 3.13.

                              Proceeding -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                              “Related Person” -- with respect to a particular individual:

(a)	each other member of such individual's immediately family(including spouse, parents and children, natural or adopted) (the "Family");

(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family.

With respect to a specified Person other than an individual:

(c)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(d)	any Person that holds a Material Interest in such specified Person; and

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

                              “Release” -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

                              “Representative” -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors which has been designated by a Person and acknowledged by the other Party which are limited in number to those reasonably necessary to accomplish the required activities under this Agreement.

                              “Search Expenses” -- the fees and expenses incurred by Buyer or its Related Person in connection with environmental searches and investigations reasonably incurred by or on behalf of Buyer (but excluding the fees of Buyer's attorneys).

                              “Securities Act” -- the United States Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                              “Seller” -- as defined in the first paragraph of this Agreement.

                              “Seller’s Accountants” -- KPMG, LLP.

                              “Seller’s Release” -- as defined in Section 2.4.

                              “Shared Services Agreement” -- an agreement between the Company, US JVCo and Seller in the form attached to the Joint Venture Agreement as Attachment I pursuant to which (a) Seller and/or its Related Persons shall provide certain transition services to the Company, US JVCo and the other Acquired Companies and (b) the Company will provide certain services to Advanced Distributor Products LLC, an affiliate of Seller.

                              “Shares” - 100 % of the Class A share, constituting 55% of all outstanding shares in the Company, together with all rights attaching or accruing thereto.

                              “Shareholders Agreement” -- the Shareholders’ Agreement among Buyer, OCP, Seller, dated 18 July, 2002.

                              “Subsidiary” -- with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

                              “Tax” and “Taxes” -- any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, transfer pricing, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever applicable to any of the Acquired Companies, including any interest, penalty or addition thereto, whether disputed or not.

                              “Tax Return” -- any return (including any information return), report, statement, schedule, notice, form or other document or information required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                              “Threat of Release” -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                              “Threatened” -- a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person with adequate Knowledge of all of the relevant facts to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                              “Transaction Expenses” -- all fees, costs, expenses and disbursements, incurred by Seller and the Acquired Companies, in connection with the Contemplated Transactions, including: (a) the fees and expenses of any counsel retained by Seller, (b) the fees and expenses of any investment or financial advisors retained by Seller or any Acquired Company, (c) the fees and expenses of Seller's Accountants, (d) any amounts payable in accordance with Section 10.4.3, (e) any incentive bonuses payable to the management, and any severance or similar payments payable to any employee, of any of the Acquired Companies in connection with the transactions contemplated hereby, (f) Seller's share of the fees and expenses of the Independent Accounting Firm, if any, and (g) any fees and expenses of any other counsel, accountants or other similar professionals with respect to services rendered to Seller or the Acquired Companies in connection with the transactions contemplated by this Agreement and (h) one-half of Buyer's Search Expenses.

                              “US Share Purchase Agreement” -- the Share Purchase Agreement to be entered into as of the date hereof by and between LENNOX INTERNATIONAL, INC. AND OUTOKUMPU COPPER HOLDINGS INC and OUTOKUMPU COPPER OY with respect to the purchase by OUTOKUMPU COPPER HOLDINGS INC (or its Related Person) of 55% of the Shares (as defined therein) of OUTOKUMPU HEATCRAFT USA LLC (“US JVCo”).

2.        SALE AND TRANSFER OF SHARES; CLOSING.

2.1	SHARES. Subject to the terms and conditions of this Agreement, Seller hereby sells the Shares to Buyer, and Buyer hereby purchases the Shares from Seller.

2.2      CONSIDERATION.

(a) The total consideration payable by Buyer for the purchase of the Shares (the “Purchase Price”) shall be (i) $9,680,000 minus (ii) any Indebtedness other than Permitted Indebtedness of the Acquired Companies that Seller shall not have repaid in full pursuant to Section 6.3 (b) that is outstanding as of the Closing Date (including the unpaid principal, accrued and unpaid interest, any premium (including any prepayment penalties or other charges payable by reason of the prepayment of such Indebtedness on the Closing Date) and other charges payable in connection therewith) and (iii) either (A) plus 55% of the Positive Net Assets Adjustment or (B) minus 55% of the Negative Net Assets Adjustment.

(b) At least three (3) Business Days prior to the Closing Date, the chief financial officer of Seller shall certify in writing to Buyer the estimated amount of the Indebtedness, Permitted Indebtedness, Closing Date Net Assets and, based thereon, a preliminary calculation of the Net Assets Adjustment and the adjustment for

Indebtedness. As soon as practicable prior to the Closing Date and based on the certification referred to above, Buyer and Seller shall jointly calculate the amount of the Purchase Price to be paid at Closing subject to adjustment as provided for in Section 2.2(c) (the “Preliminary Purchase Price”). The Closing shall occur and the payments to be made at Closing as provided for in Section 2.4 shall be based upon the notice provided for herein, and upon such joint calculations.

(c) As promptly as possible and in any event, not later than 30 days after the Closing, the Company, under the direction of Buyer after consultation with Seller, shall prepare and deliver initially to Buyer and Buyer’s Accountants (i) financial statements of the Company including a consolidated balance sheet (the “Closing Balance Sheet”) and an income statement with consolidating schedule of the Acquired Companies as of the Closing Date in accordance with GAAP which shall be subject to an audit or review by Buyer’s Accountants and (ii) a supplemental report setting forth the Indebtedness, the Permitted Indebtedness, Closing Date Net Assets and, based thereon, the Net Assets Adjustment (identified as either the Positive Net Assets Adjustment or the Negative Net Assets Adjustment), and the adjustment for Indebtedness (the “Closing Adjustments”), each of which shall be reported on by Buyer’s Accountants (the “Closing Date Financial Report”). The Closing Date Financial Report shall reflect a physical inventory conducted in accordance with subsection (e) of this Section 2.2. with any necessary adjustments required to reflect any changes from the date of inventory and the Closing Date. Any third-party expenses or fees incurred by Company in preparing or in connection with the Closing Date Financial Report and the Closing Adjustment (including the fees of Buyer’s Accountants) shall be borne by the Company. The Company and Buyer’s Accountants shall make available any work papers or other information relating to the Closing Date Financial Report then or thereafter requested by Seller. Any expenses incurred by Seller’s Accountants in reviewing the Closing Date Financial Report, such work papers and other information and in providing Seller with its report thereon shall be borne by the Company. If Seller does not object, or otherwise fails to respond, to the Closing Date Financial Report within 30 days after delivery to Seller, such Closing Date Financial Report shall automatically become final and conclusive. In the event that Seller objects to the Closing Date Financial Report within such 30 day review period, Seller and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Closing Date Financial Report. If Seller and Buyer agree on the content of the Closing Date Financial Report, such Closing Date Financial Report shall become final and conclusive. If Seller and Buyer are unable to reach agreement within 30 days after the end of Seller’s 30 day review period, then the Independent Accountants shall promptly be retained to undertake a determination of the Closing Date Financial Report, which determination shall be made as quickly as possible (it being understood that the parties shall direct the Independent Accountants to complete their work within 30 days). Only disputed items shall be submitted to the Independent Accountants for review. In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Accountants. Such determination of the Independent Accountants shall be final and binding on Seller and Buyer, and all expenses of the Independent Accountants shall be borne equally by Seller and Buyer. The Purchase Price and the payments required to be made after the Closing Date pursuant to Section 2.2(d) shall be finally determined on the basis of the Closing Date Financial Report and the Closing Adjustment.

(d) Within five (5) Business Days after the final determination of the Closing Adjustments, Buyer or Seller, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Closing Adjustments, is greater or less than the Preliminary Purchase Price (such difference being the “Closing Purchase Price Reconciliation”). If the Closing Purchase Price Reconciliation is positive, Buyer shall pay such difference to Seller. If the Closing Purchase Price Reconciliation is negative, Seller shall pay such difference to Buyer. If (i) Buyer fails to pay any amount owing to Seller pursuant to this subsection (d) or (ii) Seller fails to pay any amount owing to Buyer pursuant to this subsection (d), within the specified five (5) Business Day period, then the amount so owing shall be payable on demand and interest shall accrue on the unpaid amount at the rate of 18% per annum.

(e) In connection with the Purchase Price Reconsiliation referred to in this Section 2.2 above, Parties shall further agree that if the book value of the Kirby Equipment falls below $100,000 as specified in Article 1 (the “Business” definition clause) above, the final Purchase Price shall be reduced by the difference between $100,000 and the actual book value of the Kirby Equipment listed on Schedule A.

(f) The target date for the physical inventory referred to in subsection (c) above is August 24, 2002, except for Italy, which is on or about August 10, 2002. Buyer agrees to notify Seller by August 2, 2002 if it appears that the approval of the European Commission will not be received by August 22, 2002, in which case the date of the physical inventory will be postponed by mutual agreement of the parties to a date that is closer to the Closing Date but in no event earlier than 35 days prior to a new target Closing Date. The physical inventory will be taken as by the employees of the Acquired Companies under the direction of Buyer, after consultation with Seller who shall have the right to be present thereat.(g) If any Accounts Receivable that are included in the

Closing Balance Sheet and taken into account in calculating the Net Assets Adjustment are not collected in full within later of 180 days after the Closing or 90 days after the due date (the aggregate amount of any such uncollected Accounts Receivable less any reserve for doubtful accounts being herein referred to as the “Shortfall Amount”), Buyer shall promptly notify Seller in writing as to the Shortfall Amount. Within five (5) Business Days after delivery of such notice, unless Seller disputes the amount thereof, Seller shall pay Buyer by wire transfer of immediately available funds an amount equal to the Shortfall Amount.The receivables in question will then be transferred to Seller and Buyer agrees to provide any reasonable assistance requested by Seller to collect said receivables. For purposes hereof, it is understood that the Accounts Receivable included in the current assets to be set forth on the Closing Balance Sheet will be net of any reserve for doubtful accounts. Any disputes as to the Shortfall Amount shall be submitted to and resolved by the Independent Accountants in the same manner as provided for in Section 2.2(c).

2.3	CLOSING.The transfer of the Shares (the “Closing”) provided for in this Agreement will take place by execution of the Deed of Transfer at the offices of Clifford Chance as soon as all of the conditions to Closing set forth in Articles 7 and 8 have been or can be satisfied, on a date, subject to the foregoing, to be reasonably specified by Buyer by written notice at least five (5) Business Days in advance or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4       CLOSING OBLIGATIONS. At the Closing:

(a)           Seller will deliver, or cause a Related Person to deliver, to Buyer:

(i)	a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement, provided that the representations and warranties in so far as they relate to the Company will be as of the date the Company will have been incorporated and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to and schedules or exhibits attached hereto that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5); and

(ii)	resignations, effective as of the Closing, of such directors and officers of the Acquired Companies as may be designated by the Board of the Company prior to Closing.

(b)           Buyer, Seller and the Dutch Notary will execute the Deed of Transfer.

(i)     Buyer will deliver, or cause a Related Person to deliver:(ii) the Preliminary Purchase Price by wire transfer to Seller, to an account to be specified by Seller; and(iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows (which representations and warranties in so far as they relate to the Company shall be as of the date when the Company has been incorporated):

3.1	ORGANIZATION AND GOOD STANDING.

(a)	Schedule 3.1(a) contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or formation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares or other ownership interests held by each). Each Acquired Company is duly organized, validly existing and in good standing - to the extent such concept is relevant in its jurisdiction of incorporation or formation - under the laws of its jurisdiction of incorporation or formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification where the lack of such qualification would have a material adverse effect on the Business.

(b)	The Company is, and at all times since its incorporation has been, a limited liability company with only one shareholder.

(c)	Seller has delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

3.2     AUTHORITY; NO CONFLICT.

(a)	This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Shareholders Agreement (the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has all the necessary right, power, authority and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents.

(b)	Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Seller or of the Acquired Companies, or (B) any resolution adopted by the board of directors or the shareholders of Seller or of any Acquired Company;

(ii)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company or otherwise in connection with the Business, may be subject;

(iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the Business or the business of, or any of the assets owned or used by, any Acquired Company;

(iv)  cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v)  contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

(vi)  result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company or otherwise in connection with the Business.

Except as set forth in Schedule 3.2(b), neither Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3	CAPITALIZATION.

(a)	All Shares have been validly authorized and issued in compliance with all Legal Requirements. All Shares are fully paid up and the Shares constitute all of the outstanding class A shares in the Company and 55% of all outstanding shares in the Company.

(b)	The Seller has full legal and beneficial title (juridisch en economisch eigendom) to all of the Shares free and clear of any third party rights and is entitled to sell and transfer the full legal and beneficial ownership (juridisch en economisch eigendom) of the Shares under the terms of this Agreement.

(c)	No pre-emption rights or other rights, other than pursuant to the Company’s Articles of Association, pursuant to which a third party is or shall be entitled to have one or more of the Shares transferred to it or encumbered exist in relation to the Shares.

(d)	None of the Shares is encumbered with a right of pledge and/or usufruct (vruchtgebruik) or subject to attachment.

(e)	No depository receipts (certificaten van aandelen) are issued in relation to any of the Shares.

(f)	With the exception of the Shares and the remaining 45% of the outstanding shares in the Company (which are owned by Seller), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances except where the ownership of shares is required under the Legal Requirements of the jurisdiction of organization to be vested in those Persons serving on the Board of Directors of an Acquired Company. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.3(b), there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any equity securities of the Acquired Companies. There are no voting trust, proxy or other agreement with respect to the voting of any Shares of the Acquired Companies. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of any Legal Requirement.

(g)	Except as set forth on Schedule 3.3(c), no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

3.4	FINANCIAL STATEMENTS. Seller has delivered to Buyer: (i) all available audited financial statements of the Acquired Companies and the Business as of December 31 for each of the years 2000 and 2001, (ii) unaudited financial statements for the Heat Transfer Existing Subsidiaries ~~as~~ for each of the years 2000 and 2001 and (iii) a proforma unaudited consolidated balance sheet of the Acquired Companies and the Business as at the Effective Time (the “Balance Sheet”) all of which are attached hereto as Schedule 3-4. Buyer acknowledges that the audited financial statements, if any, may be audited according to local accounting principles or according to GAAP, and nothing in this section requires Seller to restate these financial statements. The Balance Sheet is true and correct and fairly presents the financial condition of the Acquired Companies and the Business in all material and reflects the consistent application of accounting principles.

3.5	BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies for the period of time as the Acquired Companies have been owned by the Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with reasonable business practices of the Seller, including the maintenance of an adequate system of internal controls. For such time as the Acquired Companies have been owned by the Seller, such minute books contain records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the applicable Persons, which are accurate and complete in all material respects and, to Seller’s Knowledge, no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books, where the absence of such record would have a material adverse effect on the Acquired Companies. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6	TITLE TO PROPERTIES; ENCUMBRANCES. Schedule 3.6 contains a complete and accurate list of all real property, leaseholds or other interests therein used in connection with the Business. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which Seller or one of the Acquired Companies acquired such real property and/or interests, and copies of all title insurance policies, opinions, abstracts and surveys that, to Seller’s Knowledge, are in the possession of Seller or the Acquired Companies and relating to such property or interests. The Acquired Companies own, or will as of the Closing Date own, (with good and marketable title in the case of owned real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that are used in connection with the Business, or reflected as owned in the books and records of the Acquired Companies or the Business, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the material properties and assets purchased or otherwise acquired to be owned by the Acquired Companies or otherwise in connection with the Business since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Schedule 3.6. All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any material nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no material default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, any restrictions which have not been identified in documents of ownership or title insurance. All buildings, plants and structures owned by the Acquired Companies or otherwise used in connection with the Business lie wholly within the boundaries of the real property owned by the Acquired Companies and to Seller’s Knowledge, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.7	CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment used in the Business are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost or other repairs included in the Base Business Plan. The buildings, structures and equipment of the Acquired Companies are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. One or more of the Acquired Companies is, or will be as of the Closing Date, the owner of all right, title and interest in and to all of the material assets that have been used in connection with the operation of the Business by Seller or the Heat Transfer Existing Subsidiaries (including all material Applicable Contracts, Intellectual Property Assets, inventory, insurance, Governmental Authorizations, licenses and permits), whether tangible or intangible, free and clear of all Encumbrances, and such assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8	ACCOUNTS RECEIVABLE. All trade accounts receivable of the Business that are reflected on the Balance Sheet (whether or not they were factored as of the date of the Balance Sheet) and all accounts receivable of the Business that will be reflected on the accounting records of the Acquired Companies as of the Closing

Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, and the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date are calculated consistent with GAAP and, in the case of the reserve as of the Closing Date, will be so calculated. There is no contest, claim or right of set-off which has been asserted by any account debtor, other than those incurred in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.9	INVENTORY. All inventory of the Business, whether or not reflected in the Balance Sheet, is owned by the Acquired Companies and to Seller’s Knowledge, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.10	NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 3.10 or 3.19, to Seller’s Knowledge, the Business and the Acquired Companies have no material liabilities or obligations whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and such trade payables and short term trade indebtedness relating to the Business as may have been incurred in the Ordinary Course of Business since the date thereof.

3.11	TAXES.

(a)	To Seller’s Knowledge, Seller and the Acquired Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to the Business or any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements where the failure to file such Tax Return would have a material adverse effect on the Business or the Acquired Companies. Seller will make available to Buyer or its Representatives, at its request, copies of, and Schedule 3.11 contains a complete and accurate list of, all such Tax Returns since January 1, 1998. To Seller’s Knowledge, Seller and the Acquired Companies have paid, or made provision for the payment of, all material Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received with respect to the Business or by Seller or any Acquired Company, except such Taxes, if any, as are listed in Schedule 3.11 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

(b)	To Seller’s Knowledge, all deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11, are being contested in good faith by appropriate proceedings. Except as described in Schedule 3.11, neither Seller nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or any Acquired Company or for which Seller or any Acquired Company may be liable.

(c)	To Seller’s Knowledge, the charges, accruals and reserves with respect to Taxes on the respective books of Seller and each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to Seller’s and that Acquired Company’s expected liability for Taxes. There exists no proposed tax assessment against Seller, any Acquired Company or the Business except as disclosed in the Balance Sheet or in Schedule 3.11. To Seller’s Knowledge, all material Taxes that Seller or any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)	All Tax Returns filed with respect to the Business or by (or that include on a consolidated basis) Seller or any Acquired Company, to the Knowledge of the Seller, are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by Seller or any Acquired Company after the date of this Agreement.

3.12	NO MATERIAL ADVERSE CHANGE. Except as disclosed on Schedule 3.12, since December 31, 2001, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Business or any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13	EMPLOYEE BENEFITS.

Schedule 3.13 contains a list of:

(a)  all employees employed by any of the Acquired Companies (“Employees ”);

(b)  all individual benefits in the widest sense of the word, including but not limited to salaries, the Employees or former Employees are entitled to (the “Individual Benefits”) and all collective rights and benefits with respect to the Employees, including but not limited to collective bargaining agreements (the “Collective Benefits”);

(c)  all obligations and liabilities of any of the Acquired Companies imposed by law or otherwise with respect to its Employees, including but not limited to, by social security or tax authorities (“Employee Liabilities”);

(d)  all rules and regulations applicable to any of the Employees, including but not limited with respect to health, safety and environment protection (the “Employment Rules”); and

(e)  all disputes between an Acquired Company and any Employee or former Employee (“Employment Disputes”).

There are no other persons employed by any of the Acquired Companies other than the Employees and any all Employees are employed by the relevant Acquired Company in connection with the Business as conducted at the Effective Date. All Continuing Employees (as defined below) that are hereby transferred directly or indirectly to the Buyer through the Acquired Companies have been exclusively working for the Business since 1 January 2002. There are no Employees entitled to any other individual benefits or collective benefits other than the Individual Benefits and Collective Benefits and (i) each and all of such Individual Benefits and Collective Benefits has been duly paid and/or fulfilled by the relevant Acquired Company and (ii) there is no obligation, by law or otherwise, for any of the Acquired Companies to increase the Individual Benefits or the Collective Benefits. Each of the Acquired Companies has duly paid and fulfilled all and any of its Employee Liabilities and is at the date hereof and at Closing in due compliance with any Employment Rules, also including but not limited to any rules or procedures related to the change of control of the Business and transfer of Business to Acquired Companies. There are no other disputes between any of the Acquired Companies and Employees or former Employees other than the Employment Disputes.

3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

(a)	Except as set forth in Schedule 3.14 or Schedule 3.19:

(i)	each Acquired Company is, and at all times since January 1, 1998 has been, and the Business has been conducted at all times since January 1, 1998, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except for any such failure that would not result in a material adverse effect;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Business or any Acquired Company of, or a failure on the part of the Business or any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company, Seller, any Acquired Company or Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)	neither Seller nor any Acquired Company has received at any time since January 1, 1998 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement which would have a material effect on the Business or any Acquired Company, or (B) any actual, alleged or potential obligation on the part of Seller, the Business or any Acquired Company arising under any applicable Legal Requirement to undertake, or to bear any material portion of the cost of, any remedial action of any material nature.

(b)	Schedule 3.14 contains a complete and accurate list of each material Governmental Authorization that is required to be held by the Business for its operation or that is otherwise required for the Business or any Acquired Company to own or use any of its assets. Each Governmental Authorization listed or required to be listed in Schedule 3.14 is valid and in full force and effect. Except as set forth in Schedule 3.14 or Schedule 3.19:

(i)	all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14 have been at all required times complied with by the Business and, to the extent applicable, each Acquired Company in all material respects;

(ii)	no material event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14, or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14;

(iii)	neither Seller nor any Acquired Company has received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any material term or requirement of any Governmental Authorization, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or material modification to any Governmental Authorization; and

(iv)	all material applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14 or which are required by or in connection with the Contemplated Transactions have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14 collectively constitute all of the Governmental Authorizations necessary to permit the Business to be lawfully conducted in the manner it is currently conducted in all material respects and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets in all material respects.

3.15      LEGAL PROCEEDINGS; ORDERS.

(a)	Except as set forth in Schedule 3.15 or Schedule 3.19, to the Knowledge of Seller there is no pending Proceeding:

(i)  that has been commenced by or against any Acquired Company or may affect the Business or the business of, or any of the assets owned or used by, any Acquired Company in any material respect; or(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with in any material way, any of the Contemplated Transactions.

To Seller’s Knowledge, no such Proceeding has been Threatened. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.15 requested by Buyer. The Proceedings listed in Schedule 3.15 will not have a material adverse effect on the Business or the business, operations, assets, condition or prospects of any Acquired Company.

(b)	Except as set forth in Schedule 3.15:

(i)  there is no material Order to which the Business or any of the Acquired Companies, or any of the assets owned or used by any Acquired Company or otherwise in connection with the Business, is subject;

(ii)  Seller is not subject to any material Order that relates to the Business or the business of, or any of the assets owned or used by, any Acquired Company; and

(iii)  no officer, director, agent or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business or the business of any Acquired Company which would have a material adverse effect on the Business or the business of any Acquired Company.

(c)	Except as set forth in Schedule 3.15:

(i)  the Seller and each Acquired Company are in full compliance with all of the terms and requirements of each material Order to which the Business or they, or any of the assets owned or used by it, is or has been subject;

(ii)  no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which Seller, the Business or any Acquired Company, or any of the assets owned or used by any Acquired Company is subject; and

(iii)  neither Seller nor any Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged potential violation of, or failure to comply with, any material term or requirement of any Order to which the Seller, the Business or any Acquired Company, or any of the assets owned or used by any Acquired Company or otherwise in connection with the Business, is or has been subject.

3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS.

Except as set forth in Schedule 3.16, since December 31, 2001 and for clauses (f), (g), and (i) of this Section 3.16, since December 31, 2000 the Business has been conducted by the Seller and its Related Persons only in the Ordinary Course of Business and there has not been, with respect to or relating to the Business, any:

(a)  issuance of any membership interests in or shares of capital stock of any Acquired Company except as necessary to provide for the creation of the Acquired Companies and consistent with Section 3.3; grant of any stock option or right to purchase membership interests in or shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by any Acquired Company of any membership interests in or shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)  amendment to the Organizational Documents of any of the Heat Transfer Existing Subsidiaries or any Acquired Company except as may be necessary to provide for the creation of the Acquired Companies;

(c)  except in the Ordinary Course of Business, payment or increase by any Acquired Company of any management fee or any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d)  except in the Ordinary Course of Business, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company;

(e)  damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Business or the Acquired Companies, taken as a whole;

(f)  entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement which would have a material impact on the Business, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $100,000;

(g)  except in the Ordinary Course of Business, sale, lease or other disposition of any asset or property of any Acquired Company or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company or otherwise relating to the Business, including the sale, lease or other disposition of any of the Intellectual Property Assets;

(h)  cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

(i)  material change in the accounting methods used by any Acquired Company; or

(j)  agreement, whether oral or written, by Seller or any Acquired Company to do any of the foregoing.

3.17     CONTRACTS; NO DEFAULTS.

(a)  Schedule 3.17(a) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i)  each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies or otherwise in connection with the Business of an amount or value in excess of $100,000;

(ii)  each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies or otherwise in connection with the Business of an amount or value in excess of $100,000;

(iii)  each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies or otherwise in connection with the Business in excess of $25,000;

(iv)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v)  each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees which are still in effect, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets other than those agreements with employees entered into in the ordinary course of business;

(vi)  each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)  each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(vii)  each Applicable Contract containing covenants that in any material way purport to restrict the business activity of the Business or any Acquired Company or any Related Person of an Acquired Company or limit the freedom of the Business or any Acquired Company or any Related Person of an Acquired Company in any material way to engage in any of its line of business or to compete with any Person in its lines of business;

(ix)  each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(x)  each power of attorney that is currently effective and outstanding which could effect in a material way the Business or the Acquired Companies;

(xi)  each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for indirect, consequential or punitive damages;

(xii)  each Applicable Contract for capital expenditures in excess of $25,000;

(xiii)  each written warranty, guaranty and other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xiv)  each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.17(a) sets forth sufficient details concerning such Contracts to identify the Contracts, and the Acquired Companies' office where details relating to the Contracts are located.

(b)  Except as set forth in Schedule 3.17(b):

(i)   Neither Seller nor any Related Person of Seller has or may acquire any rights under, and Seller has not become subject to any obligation or liability under, any material Contract that relates to the business of, or any of the material assets owned or used by, any Acquired Company; and

(ii)  To Seller’s Knowledge, no officer or employee of any Acquired Company is bound by any Contract that purports to limit the ability of such officer or employee to (A) engage in or continue any conduct, activity or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company any material rights to any invention, improvement or discovery made in the course of said officer’s or employee’s employment.

(c)  Except as set forth in Schedule 3.17(c), each Contract identified or required to be identified in Schedule 3.17(a) is in full force and effect and is valid and enforceable in accordance with its terms in all material respects.

(d)  Except as set forth in Schedule 3.17(d)

(i)  to Seller’s Knowledge, each Acquired Company is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company or otherwise in connection with the Business is or was bound;

(ii)  to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii)  to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and (iv) neither Seller nor any Acquired Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged potential material violation or breach of, or default under, any Contract.

(e)  There are no renegotiations of any material amounts paid or payable to Seller or any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f)  The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies or otherwise in connection with the Business have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement.

3.18     INSURANCE.

(a)                 Seller has delivered to Buyer

true and complete list of all policies of insurance to which any Acquired Company is a party or under which the Business, any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement and a list of all pending applications for policies of insurance;

(a)[sic]

(b)           Schedule 3.18(b) describes:

(i)  any self-insurance arrangement by or affecting the Business or any Acquired Company, including any reserves established thereunder;

(ii)  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company or otherwise in connection with the Business; and

(iii)  all obligations of the Acquired Companies or otherwise in connection with the Business to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)           Schedule 3.18(c) sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

(i)  a summary of the loss experience under each policy;

(ii)  a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth:

(A)	the name of the claimant;

(B)	description of the policy by insurer, type of insurance and period of coverage; and

(C)	the amount and a brief description of the claim; and

(iii)  a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)           Except as set forth on Schedule 3.18(d), to Seller's Knowledge:

(i)  All policies to which any Acquired Company is a party or will be a party at the Effective Time, or that provide coverage to Seller, the Business, any Acquired Company or any director or officer of an Acquired Company in all material respects:

(A)	are valid, outstanding and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)	taken together, provide adequate insurance coverage for the Business and the assets and the operations of the Acquired Companies;

(D)	are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party, by which any Acquired Company is bound or otherwise in connection with the Business to the extent insurance is customarily available therefor;

(E)	will continue in full force and effect following the consummation of the Contemplated Transactions or, as applicable, will have been replaced by similar policies on or before the Closing Date; and

(F)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company or otherwise in connection with the Business.

(ii)  Neither Seller nor any Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)  The Acquired Companies or Seller have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to the Business or to any Acquired Company or director thereof.

(iv)  To Seller’s Knowledge, the Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.19	ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.19 or as described in the reports supplied by Seller or obtained by Buyer and each of which reports is specifically listed on Schedule 3.19, to Seller's Knowledge:

(a)	Each of the Acquired Companies and the Business is in compliance with in all material respects and is not in violation of or liable under in any material respect, any Environmental Law. Neither Seller nor any Acquired Company has any reasonable basis to expect, nor has any of them received, any actual or Threatened order or notice from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or material failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired

Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)	There are no pending or Threatened claims, Encumbrances, or other material restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.

(c)	Neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)	Neither Seller nor any Acquired Company nor any other Person for whose conduct they are or may be held responsible has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)	Except in material compliance with or as permitted by applicable Environmental Law, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property in material quantities that emanated from Seller, any Acquired Company or any predecessor thereof, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Except in material compliance with or as permitted by applicable Environmental Law, neither Seller nor any Acquired Company nor any other Person for whose conduct they are or may be held responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

(f)	Except in material compliance with or as permitted by applicable Environmental Law, there has been no Release or Threat of Release, of any material amounts of Hazardous Materials at or from the Facilities.

(g)	Seller has delivered or made available to Buyer true and complete copies and results of the most recent material reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company or such other reports as Buyer has requested pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20    EMPLOYEES.

(a)	Schedule 3.20(a) contains a complete and accurate list of the following information for each employee of the Acquired Companies whose compensation in 2001 exceeded 80,000, including each employee on leave of absence or layoff status: employer, name, job title, current compensation paid or payable and any change in compensation since January 1, 2002, vacation accrued and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s severance pay plan.

(b)	No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any material way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Acquired Companies, or (ii) the ability of the Business to be conducted or of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Acquired Companies by any such employee or director. To Seller’s Knowledge, no director, officer or other key employee of any Acquired Company intends to terminate his or her employment with such Acquired Company.

3.21     LABOR RELATIONS; COMPLIANCE.

(a)	Except as set forth on Schedule 3.21(a), neither the Business nor any Acquired Company has been or is a party to or bound by any collective bargaining or other material labor Contract.

(b)	Except as set forth on Schedule 3.21(b), since January 1, 1998, there has not been, there is not presently pending or existing and, to Seller’s Knowledge, there is not Threatened, (i) any strike, work stoppage or material employee grievance process, (ii) any Proceeding against or affecting the Business or any Acquired Company relating to the alleged material violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity or other material labor or employment dispute against or affecting the Business or any of the Acquired Companies or their premises, or (iii) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could on any reasonable basis provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Seller or any Acquired Company, and no such action is contemplated by the Seller or any Acquired Company.

(c)	Except as set forth on Schedule 3.21(c), the Seller and each Acquired Company have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth on Schedule 3.21(c), no Acquired Company is liable for the payment of any material compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22	INTELLECTUAL PROPERTY.

(a)	Intellectual Property Assets. The term “Intellectual Property Assets” includes to the extent owned or used by the Business:

(i)  the names Heatcraft, Friga, and all derivatives or combinations thereof, and all fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)  all patents, patent applications and inventions that may be patentable (collectively, “Patents”;

(iii)  all copyrights in both published works and unpublished works (collectively, “Copyrights”;

(iv)  all rights in mask works (collectively, “Rights in Mask Works ”; and

(v)  all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”) owned, used or licensed in connection with the Business;

(vi)  the internet domain names relating to the Business.

(b)	Agreements. Schedule 3.22(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller or the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which Seller or any Acquired Company is a party or by which Seller or any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which Seller or an Acquired Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements of a material nature with respect to any such agreement.

(c)	Know-How Necessary for the Business.

(i)  The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. One or more of the Acquired Companies is the owner of all right, title and interest in and to each of the Intellectual Property Assets which are, except as set forth on Schedule 3.22(c)(i), free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)  Except as set forth in Schedule 3.22(c), all current employees of each Acquired Company have executed written Contracts with Seller or one or more of the Acquired Companies that assign to Seller or one or more of the Acquired Companies all rights to any inventions, improvements, discoveries or information relating to the Business. No employee, officer or director of Seller or any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than Seller or one or more of the Acquired Companies.

(d)                 Patents.

(i)  Schedule 3.22(d) contains a complete and accurate list and summary description of all Patents. Seller or one or more of the Acquired Companies is the owner of all right, title and interest in and to each of the Patents, free and clear of all Encumbrances.

(ii)  All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, except as set forth on Schedule 3.22(d)(ii), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)  No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv)  No Patent is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Business or any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e)      Trademarks.

(i)  Schedule 3.22(e) contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies or will be at Closing is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

(ii)  All Marks that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, except as set forth on Schedule 3.22(e)(ii), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)  No Mark has been or is now involved in any opposition, invalidation or cancellation and, to Seller’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)  To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v)  To Seller’s Knowledge, no Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way.  None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

(f)      Copyrights.

(i)  To Seller’s Knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Seller’s Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(g)      Trade Secrets.

(i)  Seller and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets.

(ii)  One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To the Seller’s Knowledge, the Trade Secrets are not part of the public knowledge or literature, and, to Seller’s

Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23	CERTAIN PAYMENTS. To Seller’s Knowledge,no Acquired Company or director, officer, agent or employee of any Acquired Company, nor any other Person associated with or acting for or on behalf of the Business or any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business, any Acquired Company or any Related Person of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24	DISCLOSURE.

(a)	No representation or warranty of Seller in this Agreement and no statement in any Schedule attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)	No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)	There is no fact known to Seller that has specific application to Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Business or Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement.

3.25	RELATIONSHIPS WITH RELATED PERSONS. Neither Seller nor any Related Person of Seller or of any Acquired Company currently has, or since January 1, 1998 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms except for less than one percent (1%) of the outstanding capital stock of any such business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.25, neither Seller nor any Related Person of

Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

3.26	BROKERS OR FINDERS. Except as set forth in Schedule 3.26, Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represent and warrant to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Finland.

4.2	AUTHORITY; NO CONFLICT.

(a)	This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Shareholders Agreement (the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has all the necessary rights, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b)	Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will contravene, conflict with or result in a violation of or give any Government or other Person the right to challenge, prevent, delay or otherwise interfere with any of the Contemplated Transactions or exercise any remedy or obtain any relief under or pursuant to:

(i)  any provision of Buyer's Organizational Documents;

(ii)  any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)  any Legal Requirement or Order to which Buyer may be subject; or

(iv)  any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to give notice or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of

39

preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been Threatened.

4.4	BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.	ADDITIONAL COVENANTS OF SELLER AND BUYER.

5.1	ACCESS AND INVESTIGATION.

(a)	Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) reasonable access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such material contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating and other data and information as Buyer may reasonably request.

(b)	In addition to any environmental investigations and audits conducted by Buyer or its Representatives prior to the date of this Agreement, Buyer shall be permitted to cause further environmental audits of the Facilities to be conducted as are reasonably necessary for assessing the presence and or disposition of Hazardous Materials and compliance with Environmental Laws, including such Phase II environmental audits as Buyer and Seller may mutually agree upon. Seller hereby agrees to permit Buyer’s qualified environmental consultants to enter upon the Facilities, upon giving Seller reasonable notice, with men and materials reasonably necessary to conduct such environmental audits. In connection with any such environmental audits and at the request of Seller, Buyer shall from time to time enter into agreements relating to indemnification for damages and confidentiality of audit results.

5.2	OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Except as provided for in Section 6, between the Effective Time and the Closing Date, Seller will, and will cause each Acquired Company to:

(i)  conduct the Business only in the Ordinary Course of Business and without any material deviation from the Base Business Plan;

(ii)  use its Best Efforts to preserve intact the current business organization of the Business, keep available the services of the current officers, employees and agents of the Business and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Business;

(iii)  consult with Buyer concerning operational matters of a material nature (subject to any Legal Requirement limiting any such consultation); and

(iv)  otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Business and such Acquired Company.

5.3	NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is reasonably likely to occur. Without limiting the foregoing, Seller will cause the Acquired Companies not to incur any Indebtedness other than Permitted Indebtedness.

5.4	REQUIRED APPROVALS.

(a)	As promptly as practicable after the date of this Agreement, Seller and Buyer will, and Seller will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, including all filings under any applicable Competition Laws of any other Governmental Body, including Council Regulation (EEC) No. 4064/89 or similar laws within Finland or other applicable jurisdictions such as France, Italy and the Czech Republic. In addition, each of Seller and Buyer agree that if any Governmental Body requests additional information under any applicable Competition Laws or any other Legal Requirement, it will use its reasonable commercial efforts to comply with such requests as promptly as possible.

(b)	Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to, (i) cooperate with Buyer with respect to all filings that Buyer required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Buyer in obtaining all consents identified in Schedule 4.2. provided that this Agreement will not require Seller to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

(c)	Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 3.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

5.5	NOTIFICATION. Between the date of this Agreement and the Closing Date, either party will promptly notify the other party in writing if such party, including any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of either party’s representations and warranties as of the Effective Time or as of the date of this Agreement (as applicable), or that party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition requires any change in any Schedule if the Schedule were dated the date of the occurrence or discovery of any such fact or condition, the party responsible for the Schedule will promptly deliver to other party a supplement to the Schedule specifying such change. During the same period, either party will promptly notify the other party of the occurrence of any Breach of any covenant of a party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in the Agreement impossible or unlikely.

5.6	NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Business or of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Business and any Acquired Company.

5.7	BEST EFFORTS. Between the date of this Agreement and the Closing Date, both Buyer and Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied except as set forth in the provisos to Sections 5.4(b) and 5.4(c), as applicable.

5.8	STATUTE OF LIMITATIONS. Prior to the Closing, Seller shall not permit any Acquired Company to agree with any Governmental Body to extend the statute of limitations with respect to any Taxes, without the prior written consent of Buyer.

5.9	INTERIM FINANCIAL STATEMENTS. From the date of this Agreement through the Closing Date, Seller will prepare monthly financial statements for the Business and the Acquired Companies on a consolidated basis (beginning with the month of January , 2002), and will promptly (and in any event not later than the fifteenth Business Day following the end of the month to which a statement relates) deliver them to Buyer. These unaudited financial statements will be prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year end adjustments which will be immaterial in amount) and in a manner consistent with the basis of presentation used in the unaudited financial statements referred to in Section 3.4, and will fairly present, in all material respects, the consolidated financial position and results of operations, of the Business and the Acquired Companies as at and for the periods indicated.

5.10	MATTERS RELATING TO REAL PROPERTY. Each of the Acquired Companies has full legal and beneficial title to any and all its real property (“Real Property”), unless otherwise disclosed in Schedule 5.10. All Real Property is free from any third party rights, mortgages or other encumbrances whatsoever and is insured in accordance with business practice.

6.	CERTAIN ACTIONS PRIOR TO CLOSING DATE; TRANSITION AND EMPLOYEE MATTERS

6.1	THE ACQUIRED COMPANIES. Prior to the Closing Date, Seller will take or cause to be taken all actions necessary or advisable to effectuate the actions described on Attachment E to the Shareholders Agreement and will cause the ownership of the Acquired Companies to be as set forth on Attachment E to the Shareholders Agreement.

Without limiting the foregoing, Seller undertakes and agrees to incorporate the Company by on or prior to July 26, 2002 pursuant to Organizational Document the form and substance of which shall have been approved in advance by Buyer.

Furthermore, and for the purposes of further clarity, Parties expressly agree that the Seller shall be obligated to ensure at its own cost that, in connection with the actions foreseen in the Attachment E to transfer the Business to the Acquired Companies, all the software and other licenses which relate to, support and/or have been used by the Seller or any of its Subsidiaries in connection with the Business shall have been transferred to the applicable Acquired Company on or before Closing, it being understood that the applicable Acquired Company shall be responsible for the payment of any customary fees which relate to the actual use of such licenses in the operation of the Business after the Closing.

6.2	TRANSITION MATTERS.

At or prior to the Closing, Buyer and Seller shall cause the Company to enter into the Shared Services Agreement.

6.3	PAYMENT OF INDEBTEDNESS.

(a)	Except as expressly provided in Paragraph (b) of this Section 6.3, Seller will cause all Indebtedness owed by any Acquired Company to Seller (or any Related Person of Seller), or owed to any Acquired Company by Seller (or any Related Person of Seller) to be paid in full prior to Closing, except that any account payable from Seller or any Related Person arising out of sales of goods or from any shared services will be paid in accordance with its terms.

(B)	Seller will cause all Indebtedness owed by any Acquired Company to be paid in full prior to Closing and will have caused the termination of all other financing activities of the Company prior to the Closing (other than Permitted Indebtedness or Indebtedness otherwise approved in writing by Buyer), it being the general intent of the parties that the Acquired Companies shall be free of Indebtedness other than Permitted Indebtedness as of the Closing (with the provisions of Section 2.2 and the Closing Adjustment for Indebtedness being intended to take into account any failure to effectuate such intent).

6.4	EMPLOYEES AND BENEFITS

                                 6.4.1      Background.

(a)	The Business has been managed, operated and maintained by employees of Seller or its Subsidiaries. Prior to the Closing Date, such employees have been compensated at established wage and salary rates, and some or all of such employees have had rights under some or all of the following: (i) employee benefit plans and (ii) published employment policies in effect at their respective work locations. All such benefit plans, published policies, and any other agreements or policies affecting employment are described in Schedule 3.13(b). Seller’s salaried employees assigned to the Business (except those who at the Closing Date have retired or are on long-term disability, and those whom Buyer and Seller have excluded are herein called “Continuing Salaried Employees.”

(b)	The Continuing Salaried Employees will remain employed by the Company after the Closing under essentially the same terms and conditions as in effect immediately prior to the Closing Date. The Company will also continue the employment of all hourly employees after Closing at the Facilities (except those who are on layoff), herein called “Continuing Hourly Employees”. Continuing Salaried Employees and Continuing Hourly Employees are collectively referred to herein as “Continuing Employees”. Nothing in this Section will limit the right of the Company to terminate the employment or to make any adjustments, including both increases and decreases, in salary and benefits of any Continuing Employee at any time after the Closing Date. Except as otherwise provided in this Section, the Company will have absolute discretion with respect to the terms and conditions of employment of any Continuing Employee and other persons at any time employed by the Company, including the right to hire, terminate, promote, demote, transfer, reduce compensation or benefits or change the job status of any employee of the Company at any time after the Closing Date. No provision of this Agreement is intended or will be construed as a promise or guaranty of the continued employment of any Continuing Employee or any other employee of either party.

6.5	INTERCOMPANY CONTRACTS. Seller and Buyer agree that all Contracts (written and oral) between (a) Seller and any of its affiliates and (b) the Acquired Companies will be terminated prior to the Closing unless otherwise mutually agreed upon by Buyer and Seller except for (i) those Contracts expressly contemplated by this Agreement, (ii) than purchase orders for goods in the ordinary course of Business and (iii) the lease for the Prague facility which is to be amended prior to Closing to provide that either party may terminate it only upon not less than 18 months notice.

7.           CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                    Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1	ACCURACY OF REPRESENTATIONS. All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement (or, in so far as they relate to the Company, as of the date of its incorporation) or as of the Effective Time (as applicable), and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any Schedule.

7.2	SELLER'S PERFORMANCE.

(a)	All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)	Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.7 must have been performed and complied with in all respects.

7.3	CONSENTS. Each of the Consents identified in Schedule 3.2 must have been obtained and must be in full force and effect.

7.4	ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to or obtained by the Buyer:

(a)	the employment agreements, in form and substance satisfactory to Buyer executed by Company and the Key Executives; and

[sic](a)	such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5	NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6	NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Shares or any stock of, or any other voting, equity or ownership interest in, any of the other Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7	NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

7.8	JV CLOSINGS. The JV Closings shall have been completed.

8.         CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

                Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1	ACCURACY OF REPRESENTATIONS. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2	BUYER'S PERFORMANCE

(a)	All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)	Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4, and each of the other covenants and obligations in Section 5.4 and 5.7 must have been performed and complied in all respects and (ii) made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i).

8.3	CONSENTS. Each of the Consents identified in Schedule 3.2 must have been obtained and must be in full force and effect.

8.4      ADDITIONAL DOCUMENTS. Buyer must have caused to be delivered to Seller such other documents as Seller may reasonably request for the purpose of(a) evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition referred to in this Section 8, or (d) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5	NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6	NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares or any stock of, or any other voting, equity or ownership interest in, any of the other Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.7	NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or any Person affiliated with Seller to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

8.8 . JV CLOSINGS. The JV Closings shall have been completed.

9.  TERMINATION.

9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)	by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed prior to Closing by the other party and such Breach has not been waived;

(b)	(i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c)	by mutual consent of Buyer and Seller; or

(d)	by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2002 (the “Target Date”), or such later date as the parties may agree upon. If any Governmental Body with jurisdiction over the enforcement of any Competition Laws requests additional information relating to the JV Transactions or the parties and/or if any waiting period has not expired or any clearance or approval under any such Competition Law has not been satisfied or obtained by the Target Date, the Target Date will automatically be extended for such period of time as may be reasonably necessary for the parties to have complied with the Competition Laws and all such requests for information thereunder to the extent applicable to the JV Transactions, but in no event shall the Target Date be extended by this sentence beyond December 31, 2002.

9.2  EFFECT OF TERMINATION. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES; DISPUTE RESOLUTION

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE; DEFINITIONS.

(a)  All representations, warranties, covenants and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificate delivered pursuant to Section 2.4(a)(ii) and any other certificate or document delivered pursuant to this Agreement will survive the Closing as set forth in this Article 10. Except as expressly provided for in Section 10.2(b) and the last Section of 10.2, the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

(b)  For purposes of this Article 10, the following terms have the meanings specified or referred to in this Section 10.1(b):

           “Buyer Indemnified Persons” -- means Buyer, OCP, the Acquired Companies and their respective Representatives and Related Persons.

           “Seller Indemnified Persons”-- means Seller and its Representatives and Related Persons.

           “Damages” -- means any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses of attorneys, accountants, engineers and other experts and consultants), fine, penalty or obligation, whether or not involving a third-party claim relating to the Company, its Business (as defined in this Agreement) or USJVCO and its Business (as defined in the Joint Venture and Member’s Agreement.

           “Indemnified Party” -- any Person entitled to indemnification under this Article 10.

           “Indemnifying Party” -- any Person required to indemnify another Person under this Article 10.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will indemnify and hold harmless the Buyer Indemnified Persons, for, and will pay to the Buyer Indemnified Persons the amount of, any Damages, arising, directly or indirectly, from or in connection with:

(a)  any Breach of any representation or warranty made by Seller in this Agreement or by Seller or any Related Person thereof in the US Share Purchase Agreement (without giving effect to any supplement to any Schedule) or any other certificate or document delivered by Seller or such Related Person pursuant to this Agreement or the US Share Purchase Agreement (provided, however, that this Section 10.2(a) shall only apply if the Closing shall not occur),

(b)  any Breach of any representation or warranty made by Seller in this Agreement or by Seller or any Related Person thereof in the US Share Purchase Agreement as if such representation or warranty were made on and as of the Closing Date (without giving effect to any supplement to any Schedule), other than any such Breach that is disclosed in a supplement to any Schedule and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(ii) as having caused the condition specified in Section 7.1 not to be satisfied;

(c)  any Breach by Seller of any covenant or obligation of Seller in this Agreement or by Seller or any Related Person thereof in the US Share Purchase Agreement;

(d)  the operation of the Business prior to the Closing Date, including but not limited to Damages relating to (i) any unpaid employee-related costs, expenses and Taxes (and any fines or penalties for non-payment thereof) that have not been accrued or reserved as a liability in determining the Closing Date Net Assets and (ii) any product shipped by, or any services provided by the Business or any Acquired Company or by the US JVCo or any subsidiary or predecessor thereof prior to the Closing Date;

(e)  any activities of any Acquired Company that are not related to the Business as conducted as of the Closing Date;

(f)  the Proceedings and matters disclosed in Schedule 3. 15 and Schedule 3.15 to the US Share Purchase Agreement; or

(g)  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any such Person with Seller or any Acquired Company (or any Person acting on their behalf or on behalf of the Business for which they are responsible) in connection with any of the Contemplated Transactions or the transactions contemplated by the US Share Purchase Agreement.

           Notwithstanding the provisions of clauses (a) and (b) of this Section 10.2, to the extent that Seller can prove (and Seller has the burden of proof in that regard) that Buyer had Knowledge that any of Seller's representations or warranties contained in this Agreement or in the US Share Purchase Agreement were false at the time such agreement was signed, Seller shall have no indemnification obligation for the Breach of such representation or warranty.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER - LOSSES. Seller shall indemnify and hold harmless the Buyer Indemnified Persons, for losses based on EBIT, if any, incurred by the Company during the period commencing on the Closing Date and ending 31 December 2002 (“Relevant Period”) up to an aggregate amount of one million US Dollars ($ 1,000,000) . The Seller and the Purchaser shall procure that as soon as possible after the approval of the audited financial statements of the Company and the verification of any losses, if any, incurred by the Company on a consolidated basis during the Relevant Period, the Company shall issue to each of the Seller and the Buyer the smallest possible number of the kind of shares in the Company each of the Seller and Buyer already holds that preserves the share proportions existing at that time. The amount to be paid up on the shares issued shall equal the amount of the losses incurred by the Company on a consolidated basis during the Relevant Period, with a maximum of one million US Dollars (US$ 1,000,000) and the Seller undertakes that it shall pay to the Company the amounts of the contribution on the shares issued thus payable by the Buyer and the Seller. Upon such payment by the Seller on behalf of the Buyer, the Seller is discharged for its indemnification obligations as mentioned above. The audited financial statements of the Company with respect to the fiscal year 2002 will be prepared and audited consistent with the preparation and audit of the Financial Statements. However, notwithstanding the foregoing, the parties agree that the Seller shall not be responsible for indemnifying or holding harmless the Buyer Indemnified Persons for any losses incurred during the Relevant Period which arise out of any material decision after the Closing by the Company which is not foreseen in the Base Business Plan or which has not been agreed to by the Seller or the majority of its representatives appointed to the Board of the Company.

Notwithstanding the foregoing, the Seller shall indemnify, without limitation, and hold harmless the Buyer Indemnified Persons from and against any loss, liability, damage, cost and expenses whatsoever incurred outside the operation of the Business, in particular in relation to the formation and operation of SCI Groupe Brancher or its conversion into a French Société par Actions Simplifiée and arising from or in connection with any event which is not directly connected with or attributable to the Heatcraft activity and the operation of the factory of Cremieu (France).

10.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER -- ENVIRONMENTAL MATTERS.

           10.4.1 Indemnification. In addition to the provisions of Section 10.2, Seller will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to Buyer, the Acquired Companies and the other Buyer Indemnified Persons the amount of, any Damages (including costs of investigation, cleanup, containment or other remediation and associated operation, maintenance and monitoring) arising, directly or indirectly, from or in connection with:

(a)  any Environmental, Health and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which Seller, any Heat Transfer Existing Subsidiary or any Acquired Company has or had an interest, including specifically any fact, event, condition, circumstance, incident, operation or practice identified or covered in any of the reports listed in Schedule 3.19, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released or otherwise handled by Seller, any Heat Transfer Existing Subsidiary or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities with respect to the Facilities or relating to the Business that were conducted by Seller, any Heat Transfer Existing Subsidiary or any Acquired Company or by any other Person for whose conduct they are or may be held responsible, including specifically any fact, event, condition, circumstance, incident, operation or practice identified in or covered by any of the reports listed in Schedule 3.19; or

(b)  any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller, any Heat Transfer Existing Subsidiary or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted with respect to the Facilities or the operation of the Acquired Companies, any Heat Transfer Existing Subsidiary or the Business prior to the Closing Date, including any fact, event, condition, circumstance, incident, operation or practice identified in or covered by any of the reports listed in Schedule 3.19, or from Hazardous Material that was (i) present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated from any of the Facilities and was present on any of the Facilities on or prior to the Closing Date), including specifically any fact, event, condition, circumstance, incident, operation or practice identified in or covered by any of the reports listed in Schedule 3.19 or (ii) Released by Seller, any Heat Transfer Existing Subsidiary or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date, including specifically any fact, event, condition, circumstance, incident, operation or practice identified in or covered by any of the reports listed in Schedule 3.19.

10.4.2  Environmental Management.

(c)  Contractual Predicate:

(i)  The reports listed on Schedule 3.19 or the additional Phase II reports prepared under Section 5.1 (b) identify operating practices of the Acquired Companies or their predecessors and/or physical conditions at one or more of the Facilities which are not in full compliance with Environmental Law and/or which create latent or actual Environmental, Health and Safety Liabilities.

(ii)  Under Section 10.4.1, Seller is obligated to indemnify and hold harmless Buyer, the Acquired Companies and the other Buyer Indemnified Persons for and has agreed to pay Buyer, the Acquired Companies and the other Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with Environmental, Health and Safety Liabilities.

(iii)  The liabilities associated with the matters identified in the reports listed on Schedule 3.19 are covered by Seller’s indemnification and payment obligations under Section 10.4.1. The purpose of this Section 10.4.2 is to provide for the efficient administration of the rights of Seller, Buyer, the Acquired Companies and the other Buyer Indemnified Persons and the obligations of Seller under Section 10.3.

(d)  Management Framework:

(i)  All of the tasks necessary to manage and/or resolve the Environmental, Health and Safety Liabilities, including Cleanup, arising from the matters identified in the reports listed in Schedule 3.19 and any other Environmental, Health and Safety Liabilities for which Seller is obligated to provide indemnity and pay Damages under Section 10.4.1, including Cleanup, constitutes the “Work” to be governed by this Section 10.4.

(ii)  Seller and its Representatives shall manage the Work. Buyer will be given the opportunity to participate in the Work as defined in the subsequent provisions of this section.

(iii)  Seller hereby appoints Mark Yohman to serve as its initial overall project coordinator (“PC”) for the Work. Buyer hereby appoints Earl Robinson to serve as its initial representative (“OR”) to review and provide input on the Work. Either party may change its appointed representative by written notice to the other. The rights and responsibilities of the PC and the OR with respect to managing the Work and /or any Cleanup are as follows:

(A)	The PC, with the OR’s concurrence, will select such environmental/engineering firms as may be necessary to plan and carry out the Work. The PC, with the OR’s concurrence, can change or supplement such environmental/engineering firms as necessary to efficiently and effectively carry out the Work.

(B)	The PC and OR in consultation with the environmental/ engineering firms, will jointly develop long-range plans, budgets, schedules and execution strategies (for at least one year in advance) for the Work.

(C)	The PC, OR and engineering/environmental consulting firms will jointly develop project specific scopes of work and related work plans.

(D)	The PC will take the lead in managing the environmental/ engineering firms. The firms will be instructed to provide duplicate originals of all written correspondence including teleconferencing communications and work products, to the PC and the OR simultaneously.

(E)	The PC shall require performance of the Work according to each project’s schedule; that schedule will reflect that the Work must be performed economically and expeditiously.

(F)	All relevant correspondence and work products generated by Buyer, Seller or their respective Representatives or by the environmental/engineering firms engaged to perform any Work, or received by Buyer, Seller or their respective Representatives from any environmental/engineering firms or any Governmental Bodies, will be transmitted to the other party as soon as practicable, to the extent that such material has not already been forwarded directly.

(G)	The PC will be responsible for dealing with all Governmental Bodies, but the PC shall give the OR prompt notice of all scheduled meetings, conference calls and other pre-arranged conversations with Governmental Bodies and shall allow the OR to attend or participate in all scheduled meetings, conference calls and other pre-arranged conversations with such Governmental Bodies which relate to the Work at any of the Facilities. The OR will be given a reasonable time in advance to review, discuss and propose modifications to the timing or content of any proposed communication with such agencies which pertain to the Work.

(H)	The PC and the OR will jointly develop negotiating positions and strategies for communicating with the Governmental Bodies about the process for evaluating and selecting Cleanup or other remedies, compliance strategies or other necessary actions.

(I)	If the PC and OR disagree on any element of the Work (including plans, Cleanup or other execution strategies, scopes of the Work, work plans, schedules, budgets or contract terms of the Work proposals) or on the content or timing of any communication to a Governmental Body or if the OR believes that the PC is failing to diligently attend to or prosecute any element of the Work, (collectively, “ENV Disagreements”), the OR shall promptly and concisely state its position in writing. The PC shall give due consideration to the LR’s position, and the PC shall then make a determination which, subject to Paragraph (J) below, resolves the ENV Disagreement.

(J)	If the OR or Buyer requests, the PC’s decision will be subject to review by the CEO of Buyer and Seller, after a meeting or telephone conference between the CEO of Buyer and the CEO of Seller. After the foregoing review, Buyer will have the authority to resolve any ENV Disagreement and to effect any actions with respect to the Work with any Governmental Body; provided, however, that Seller will no longer be obligated to indemnify Buyer or any other Buyer Indemnified Person. At the election of the Buyer, the dispute may be submitted to a qualified independent third party for resolution. The parties will select this party by mutual agreement, all costs for the review will be shared equally by Buyer and Seller and any decisions will be governed by the principle that any Work performed must be that necessary to comply with any applicable Legal Requirement and in the most cost-effective manner.

(K)	If the manner in which Seller is managing any element of the Work negatively impacts or harms the Business (with any ENV Disagreement regarding the same to be resolved as provided in paragraph (J) above), Buyer will have the right to assume management of such Work by notice to Seller.

(e)	Cost Control: The PC and Buyer will take all reasonable steps to insure the project costs which are subject to payment by Seller or Company are closely monitored and controlled.

(f)	Project Controls: Every environmental/engineering firm who performs any Work shall prepare periodic written progress reports in a format jointly developed by the PC and OR for the specific tasks and projects they are contracted to perform. Each environmental/ engineering firm shall also be available to confer with the PC and the OR as the PC and the OR determine is necessary, about the Work.

(g)	Funding/Invoicing Procedures:

(i)  Each environmental/engineering firm who performs any Work shall submit invoices for payment in a form developed jointly by both the PC and the OR. Invoices must be sent to both the PC and OR concurrently. The OR shall communicate any questions about or objections to any environmental/engineering firm invoice within thirty (30) days after receipt. After completing its review, and conferring with the OR the PC shall make a decision concerning payment of the invoice. On determining that an invoice is to be paid, the PC shall arrange for such payment to be by Seller, which payment will be made by Seller in its ordinary accounts payable cycle unless Paragraph (ii) below applies.

(ii)  If the OR and Buyer disagree with the PC’s decision as to payment of any invoice amount, Seller or Buyer shall deliver a Dispute Notice (as defined in Section 9.13(a)) with respect to any portion or the entire all of the invoice. In such event the Dispute will be resolved pursuant to Section 10.13. If it is ultimately determined pursuant to Section 10.13 that Seller is required to pay any amount which was the subject of a

Dispute Notice sent pursuant to this section, Seller shall pay such amount to the Company.

     10.4.3  Procedure.Notwithstanding Section 10.4.2, the procedure described in Section 10.12 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.4.

10.5  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER - TAX MATTERS .

                10.5.1  General.

(a)  In addition to the provisions of Section 10.2, Seller shall indemnify each Buyer Indemnified Person and hold them harmless from (i) all liability for Taxes that may be imposed or assessed against the Acquired Companies (which for purposes only of this Section 10.5 shall include the Acquired Companies and the entities set forth on Schedule 10.4.1(a) or the assets of the Acquired Companies based on income attributable to all taxable periods ending on or before the Closing Date reduced without duplication by the actual payment of Taxes prior to the Closing Date and any reserves with respect to Taxes set forth on the Balance Sheet, (ii) all liability for Taxes of any Person (other than any of the Acquired Companies) with which any of the Acquired Companies is or has been affiliated or has filed or has been required to file a consolidated, combined or unitary Tax Return, and (iii) subject to the last sentence of Section 10.5.2(b), all liability for reasonable legal, accounting, consulting or similar fees and expenses for any item attributable to any item in clauses (i) or (ii) of this sentence.(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)  real, personal and intangible property Taxes (“Property Taxes”) of the Acquired Companies attributable to all taxable periods ending on or before the Closing Date will be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in all taxable periods ending on or before the Closing Date and the denominator of which is the number of days in the Straddle Period; and

(ii)  the Taxes of the Acquired Companies (other than Property Taxes) attributable to all taxable periods straddling the Closing Date will be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership by any of the Acquired Companies of any equity interest in any non-U.S. corporation, partnership or other “flow through” entity, as if a taxable period of such corporation, partnership or other “flow through” entity ended as of the closing of business on the Closing Date.

                10.5.2  Tax Indemnification Procedures

(c)  If a claim is made by any Governmental Body, which, if successful, would result in an indemnity payment to any Indemnified Person pursuant to Section 10.5.1, then the Company shall give notice to Seller in writing of such claim within thirty (30) days after receipt of such a claim (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided pursuant to Section 10.5.1 except to the extent that Seller has been actually prejudiced as a result of such failure. Notice to Seller hereunder will constitute notice to Seller.

(d)  With respect to any Tax Claim relating to a taxable period ending on or prior to the Closing Date, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Body with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refunded suits or contest the Tax Claim in any permissible manner; provided, however, that Seller must first consult in good faith with Buyer before taking any action with respect to the conduct of a Tax Claim.

(e)  Seller and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Acquired Companies for a Straddle Period. Neither Seller nor Buyer shall settle any such Tax Claim without the prior written consent of the other parties. Each party shall pay its own expenses with respect to any such Tax Claim.(f) The Company shall control all proceedings with respect to any Tax Claim relating to a taxable period beginning after the Closing Date.

(g)  Buyer and the Acquired Companies on the one hand, and Seller on the other, shall reasonably cooperate in contesting any Tax Claim, which cooperation will include the retention and, upon request, the provision to the requesting Person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

           10.5.3 Transfer and Similar Taxes. Seller shall pay and shall hold each Buyer Indemnified Person harmless from all transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains taxes and state transfer taxes, and related fees, including any penalties interest and additions to Tax) (“Transfer Taxes”). The procedures set forth in Section 10.5.1 apply to Transfer Taxes. On or prior to the Closing, Seller shall present Tax receipts or other documents, satisfactory to Buyer, demonstrating that all Transfer Taxes have been paid in full.

10.6 INDEMNIFICATION AND PAYMENT BY SELLER - TRANSACTION EXPENSES.

(a)  Prior to the Closing Date, Seller shall have requested final invoices from all relevant third parties (including accountants, attorneys and other similar professionals) reflecting all fees and expenses payable by Seller and the Acquired Companies with respect to services rendered in connection with the transactions contemplated hereby and by the US Share Purchase Agreement. Not later than three (3) Business Days prior to the Closing Date, the chief financial officer of Seller shall certify in writing to Buyer the amount of (i) any Transaction Expenses that will have been paid by Seller or any Acquired Company immediately prior to the Closing Date, (ii) an estimate of any Transaction Expenses incurred but not paid as of the Closing Date, and (iii) an estimate of any Transaction Expenses reasonably expected to be incurred after the Closing Date.

(b)  In addition to the provisions of Section 10.2, Seller agrees to indemnify, defend and hold the Buyer Indemnified Persons harmless from and against any and all losses that the Buyer Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to the failure of Seller to pay in full all Transaction Expenses. Any amounts to be paid under this Section 10.5 by Seller to a Buyer Indemnified Person shall be paid by Seller immediately upon receipt of written notice from Buyer demanding payment.

10.7  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.Buyer and OCP agree, jointly and severally, to indemnify and hold harmless the Seller Indemnified Persons, and will pay to Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)  any Breach of any representation or warranty made by Buyer in this Agreement or by Buyer or any Related Person thereof in the US Share Purchase Agreement (without giving effect to any supplement to any Schedule) or any other certificate or document delivered by Buyer or such Related Person pursuant to this Agreement or the US Share Purchase Agreement (provided, however, that this Section 10.7(a) shall only apply if the Closing shall not occur),

(b)  any Breach of any representation or warranty made by Buyer in this Agreement or by Buyer or any Related Person thereof in the US Share Purchase Agreement as if such representation or warranty were made on and as of the Closing Date (without giving effect to any supplement to any Schedule), other than any such Breach that is disclosed in a supplement to any Schedule and is expressly identified in the certificate delivered pursuant to Section 2.4(b)(ii) as having caused the condition specified in Section 8.1 not to be satisfied;

(c)  any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or by Buyer or any Related Person thereof in the US Share Purchase Agreement;

(d)  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.8  TIME LIMITATIONS.

(a)  If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to:

(i)  any representation or warranty unless notice is given to Seller in accordance with Section 10.11 or Section 10.12 prior to the expiration of the following periods:

(A)	for the representations and warranties set forth in Sections 3.1 through 3.3, 3.12, 3.14, 3.16, 3.20, 3.21 and 3.23 through 3.25 - two years after the Closing Date;

(B)	(B) for the representations and warranties set forth in Sections 3.4 through 3.9, 3.13. 3.17, 3.18 and 3.22 - three years after the Closing Date;

(C)	for the representations and warranties set forth in Sections 3.10, 3.15, 3.19 and 3.26 - five years after the Closing Date; and

(D)	for the representations and warranties set forth in Section 3.11 - 60 days following expiration of the applicable statute of limitations, or

(ii)  any covenant or obligation to be performed and complied with prior to the Closing Date unless on or before the fourth anniversary of the Closing Date Buyer notifies Seller of a claim in accordance with Section 10.11 or Section 10.12. Seller shall have no liability for indemnification or reimbursement (x) under Section 10.2 not based upon any representation or warranty, (y) under Section 10.4, 10.5 or 10.6, or (z) with respect to any covenant or obligation to be performed and complied with after the Closing Date, unless notice is given to Seller in accordance with Section 10.11 or Section 10.12 prior to the expiration of the periods (“Notice Periods”) set forth below:

(A)      For Section 10.4:

(I)	With respect to any Known Environmental Liabilities, the Notice Period shall continue in perpetuity.

                                 (II)      With respect to any Environmental, Health and Safety Liabilities not identified in Schedule 3.15 (“Unknown Environmental Liabilities”), the Notice Period shall run from the Closing Date until the tenth (10th) anniversary of the Closing Date. Seller shall be required to indemnify the Buyer Indemnified Persons for any Unknown Environmental Liabilities according to the following schedule: For Unknown Environmental Liabilities notice of which is delivered to Seller prior to the eighth (8th) anniversary of the Closing Date - 100%; for Unknown Environmental Liabilities notice of which is delivered to Seller after the eighth (8th) anniversary, and prior to the ninth (9th) anniversary of the Closing Date - 67%; and for Unknown Environmental Liabilities notice of which is delivered to Seller after the ninth (9th), and prior to the tenth (10th) anniversary of the Closing Date - 33%. Notwithstanding the foregoing provisions of this clause (II): (x) if Seller proves that any Release, act, omission or violation of Environmental Law giving rise to any Unknown Environmental Liability first occurred after the Closing Date, Seller shall have no indemnity obligation under this Agreement with respect to such Unknown Environmental Liability, and (y) with respect to a Release, act, omission or violation of Environmental Law giving rise to an Unknown Environmental Liability that first occurs before the Closing Date, if Seller can prove that an Acquired Company's acts or omissions after the Closing Date exacerbated the conditions giving rise to such Unknown Environmental Liability, the Seller's indemnity obligation under Section 10.4 and as limited by this Section 10.8(a)(ii)(A)(II) will be reduced in equitable proportion to the respective contribution of Seller (or its Affiliates) and the Acquired Companies to the Unknown Environmental Liability.

                                            (B)      For Section 10.2, except for Section 10.2 (d) and (e) for which there shall be no time limitation, (i.e., indemnity claims not based on a breach of any representation or warranty), 10.5 or 10.6 or for indemnity claims with respect to any covenant to be performed and complied with after the Closing Date, the Notice Period shall commence on the Closing Date and continue until the longer of (y) the fifth anniversary of the Closing Date or (z) 60 days after the applicable statute of limitations.

(c)  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before fifth anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

(d)  If the Closing does not occur, Buyer and Seller will have liability under Section 10.7 or 10.2 (as applicable) only if notice is given to the other party within one year after this Agreement has been terminated.

[sic](d)  The indemnifying party's obligations to indemnify for any matter notice of which is given within the applicable notice period will continue thereafter until satisfied.

10.9  LIMITATIONS ON AMOUNT--SELLER. Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 10.2(a)through 10.2(c) and Section 10.4 until Buyer has suffered Damages in excess of a $500,000 aggregate threshold (the “Threshold”) (at which point Seller will be obligated to indemnify Buyer from and against such Damages relating back to the first dollar). Notwithstanding the foregoing, there is no threshold with respect to Seller’s indemnification obligations under Section 10.2 (e) Section 10.3 10.4 with respect to Known Environmental Liabilities (provided, however, that if the Base Business Plan includes any accrual for or otherwise includes expenses specifically identical as intended to cover the cost of remediating any Known Environmental Liability, Seller shall indemnify the Buyer Indemnified Persons only for the amount of costs incurred in connection with such remediation in any year that are in excess of the accrual or other amounts expressly identified for such expenses in the Base Business Plan for that year or, for years after 2006, the amount accrued for 2006 in the Base Business Plan). For clarification purposes, there is also no Threshold with respect to Seller’s indemnification obligations under Section 10.2(d), Section 10.2(e), Section 10.2(g), Section 10.5 or Section 10.6. This Section 10.9 does not apply to any Breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be jointly and severally liable for all Damages with respect to such Breaches. The parties agree that the $ 500,000 aggregate Threshold can be satisfied by Damages that are indemnifiable under this Agreement or the US Share Purchase Agreement.

10.10  LIMITATIONS ON AMOUNT--BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.7 until Seller shall has suffered Damages in excess of a $500,000 threshold (at which point Buyer will be obligated to indemnify Seller from and against such Damages relating back to the first dollar). However, this Section 10.10 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.11  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

(a)  Promptly after receipt by an Indemnified Party under Section 10.2, 10.5, or (to the extent provided in Section 10.4) Section 10.4.3 of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice.

(b)  If any Proceeding referred to in Section 10.10(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (Y) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (Z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c)  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.12  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification under Sections 10.2, 10.3, 10.4, 10.5 and/or 10.7 (as applicable) for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought which notice shall set forth in reasonable detail the basis for such claim to the extent their known by such party.

10.13  EXCLUSIVITY. The parties agree that, except in the case of fraud, their sole and exclusive remedy for, under or in connection with this Agreement, including any violations or any breach of this Agreement, is a claim under and in accordance with the provisions of this Article 10.

The Guarantor independently guarantees in favour of the Buyer timely and proper compliance by the Seller with all its obligations under this Agreement and accepts joint and several liability with the Seller under this Agreement without the Buyer first having to seek recourse against the Seller.

10.15 DISPUTE RESOLUTION.

(a)  Negotiated Resolution. - If any dispute arises (i) out of or relating to, this Agreement or any alleged Breach thereof, (ii) with respect to any of the transactions or events contemplated hereby or (iii) with respect to any Person’s right to indemnification (“Dispute”), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties (“Dispute Notice”). If any party delivers a Dispute Notice pursuant to this Section 9.14, the Chief Executive Officers of the parties or their designees involved in the Dispute shall meet at least twice within the 30 day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute, including any rejected indemnification claim.

(b)  Mediation. - If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 9.15(a) above, the parties shall submit the Dispute to non-binding mediation in accordance with Attachment P to the Shareholders Agreement.

(c)  Arbitration. - If the Dispute is not resolved by mediation pursuant to Section 9.15(b) above, the Dispute shall be settled by arbitration conducted in accordance with Attachment P to the Shareholders Agreement.

(d)  Equitable Relief. - The provisions of this Section 9.15 shall not preclude Buyer from seeking an injunction or other equitable relief to enforce the provisions of Article 9 of the Shareholders Agreement.

11. GENERAL PROVISIONS

11.1 EXPENSES.

(a)  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, accountants and investment bankers.

(b)  Buyer and Seller will each pay one half of the fees in connection with any required competition filing.

(c)  Buyer and Seller will each pay one half of the Notary fees;

(d)  Seller shall pay all costs of reorganizing the Business into the Acquired Companies.

(e)  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. In addition, Seller shall reimburse Buyer for one-half of Buyer’s Search Expenses.

11.2  PUBLIC ANNOUNCEMENTS.

(a)  Seller and Buyer agree that, promptly after the execution and delivery of this Agreement or at such times as otherwise agreed upon by the parties, they shall each issue a press release substantially in the form for Seller and Buyer, respectively, that are provided for in the Shareholders Agreement. Unless required by Legal Requirements, any other public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued prior to the Closing, if at all, at such time and in such manner as Buyer and Seller may mutually determine. Prior to the Closing, Buyer and Seller will consult with each other concerning the means by which the Acquired Companies’ employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

(b)  With respect to public communications on the Closing Date or otherwise with respect to the Closing, Seller and Buyer shall consult in good faith regarding appropriate press releases and, unless otherwise required by Legal Requirements, the form and content of, any press release, public announcement or similar publicity relating to the Closing, the Company and the parties will be mutually determined.

11.3  CONFIDENTIALITY.

(a)  Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b)  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives and will, upon Buyer’s request, cause the Acquired Companies to waive, any cause of action, right or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

(c)  Nothing herein contained is intended to void, replace in whole or in part or limit the application of any Confidentiality Agreements previously entered into by and between the parties or their Related Persons which shall remain in full force and effect in accordance with the terms thereof.

11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller or Guarantor:

LGL Holland B.V. c/o Lennox International, Inc. 2140 Lake Park Bld Richardson, Texas 75080-2254 Attention: General Counsel Facsimile No.: 972-497-5268

Buyer:

Outokumpu Copper Products Oy c/o Outokumpu Oyj Riihitontuntie 7D P.O. Box 280 Espoo, Finland 02201 Attention: Corporate General Counsel Facsimile No.: 011-358-9-421-2428

with a copy to:

Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, New York 14203 Attention: Robert B. Fleming, Jr., Esq. Facsimile No.: 716-849-0349

11.5  JURISDICTION;SERVICE OF PROCESS. Except as otherwise set forth in Section 10.13 or elsewhere in this Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought in the courts of the State of Florida, Dade County , or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6  FURTHER ASSURANCES; INFORMATION.

(a)  The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(b)  From and after the Closing, Seller and its Representatives will be allowed, upon reasonable request, to inspect and copy at their expense the business records and accounts of the Company. Buyer agrees with Seller that the Company shall not destroy or abandon any business records or accounts relating to the Business except upon thirty (30) days’ advance written notice to Seller for a period of five (5) years thereafter. If Seller requests the surrender of such records or accounts, then the Company shall surrender, at Seller’s expense, such records or accounts so required rather than proceeding with such destruction.

(c)  From and after the Closing, Buyer, the Acquired Companies and their Representatives will be allowed upon reasonable request to inspect and copy at their expense the records of Seller and its Related Persons relating to the Acquired Companies and the Business through the Closing Date that are in the possession or control of Seller or any of its Related Persons and are not transferred to the Acquired Companies, including all financial records and tax returns relating to the Business. Seller agrees not to destroy or abandon any such records for a period of five (5) years following the Closing.(d) If at any time within three (3) years after the date of this Agreement, Buyer or any of its Related Persons proposes to register under the Securities Act of 1933, as amended, any securities in connection with any registered offering thereof and in connection therewith the Securities and Exchange Commission (“SEC”) makes any comments or requests any information with respect to accounting information presented in the registration statement pertaining to any period prior to the Closing Date, then Seller will cooperate fully in responding promptly to such comments or questions, and will use its reasonable best efforts to cause Seller’s Accountants to respond to comments on the relevant financial statements or to provide such information as the SEC requests in order to cause the SEC to declare effective such registration statement, at the expense of Buyer or its designated Related Persons, as the case may be. In addition, Seller will provide to any underwriter relating to financial information pertaining to any period prior to the Closing Date as required by Legal Requirements or applicable regulations or guidance of the accounting profession.

11.8  PREVAILENCE. The Parties expressly agree that in case of discrepancy this Agreement shall prevail on all agreements entered into to give effect to the restructuring and transfer of the Business into the Acquired Companies (hereinafter referred to as the “Implementing Agreement(s)”),in particular the French law contribution agreement entered into between LGL France and Heatcraft France SAS dated as of May 24, 2002, (for the purposes of this Article, the “Contribution Agreement”); as a consequence, for the avoidance of doubt, any discrepancy between this Agreement and the Contribution Agreement shall be settled by exclusive reference and construction of this Agreement. Furthermore, the Seller hereby commits to cause its Subsidiaries, in particular LGL France, to waive any claims it may have from time to time against Heatcraft France SAS under the Contribution Agreement, or should such claims be held by a third party, to hold Heatcraft France SAS harmless on any amounts it could incur thereunder, further to the provisions of the Contribution Agreement, these claims being exclusively dealt with under this Agreement. In the event provision(s) of the Agreement is (are) unenforceable, the Parties shall meet in good faith and do their best efforts to find alternatives which comply with the relevant laws and match as closely as possible the economic and financial intention reflected in this Agreement.

11.9  WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.10  ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including without limitation the Memorandum of Agreement between Outokumpu Oyj and Seller dated on or about April 9, 2002) and constitutes (along with the Schedules and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.11  ASSIGNMENTS,SUCCESSORS AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer or Seller may assign any of its rights under this Agreement to any Subsidiary of Buyer or Seller. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.12  SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.13  SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All references to “Schedule” or “Schedules” refer to the corresponding Schedule or Schedules attached to and made a part of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.14  TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15  GOVERNING LAW. This Agreement is governed by the laws of the State of New York without regard to conflicts of laws principles.

11.16  COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Seller: LGL HOLLAND B.V. By: /s/ Carl E. Edwards, Jr. Name: Carl E. Edwards, Jr. Title: Director

Guarantor: LGL EUROPE HOLDING CO. By: /s/ Carl E. Edwards, Jr. Name: Carl E. Edwards, Jr. Title: Secretary

Buyer: OUTOKUMPU COPPER PRODUCTS OY By: /s/ Kalevi Nikkilä Name: Title: